Head Office

Bebuzee Limited
30 Avenue Road

Bournemouth

BH2 5SL

United Kingdom

CONFIDENTIAL

This employment contract is made between:

Bebuzee and Joseph Onyero. Address: 18 Cornish Gardens, Bournemouth, BH10 4HS. United Kingdom.

1.	The person named in the schedule to this agreement and referred to as the employee.

The company and the employee agree as follows:

Definitions:

“The Employment” shall mean the work and the terms and conditions upon which the employee carries out that work for the company.

“Director” means the person appointed by the company for that role.

“The schedule” shall mean the schedule attached to the contract and signed by the employee and on behalf of the company stating terms on which the employee is employed by the company.

1.	This Agreement

1.1.	This contract sets out the terms governing the relationship between the parties:
1.2.	The contract replaces and supersedes any previous agreement between the parties save with respect to any enforceable confidentiality agreements.

2.	The Employment

2.1.	The employee is employed in the role detailed in the schedule:
2.2.The	employee has a duty of good faith in respect of this employment and wilful breach of this duty may result in termination of this contract:
2.3.The	date on which this agreement is made is stated in the schedule;
2.4.The	date on which the period of continuous employment commenced is stated in the schedule and no prior of employment forms part of the employment’s continuous employment under this contract;
2.5.The	date on which the terms of this agreement take effect is stated in the schedule;
2.6.The	employee has supplied the company with references, evidence of his/her qualifications and may have completed a personal health declaration (necessary for the company to observe its obligations towards the employee’s rights). The company has relied on these documents in employing the employee and if any of the details contained in these documents is found to be false or finds that the employee has not been completely truthful to the best of his/her knowledge, the employee’s employment may be terminated automatically or as a result of such failure of being regarded as a serious breach of the company’s disciplinary procedure;
2.6.1.	If the employee is required to maintain certain qualifications or abilities as essential to carrying out his/her employment, the loss of or failure to maintain such qualification or abilities shall result in his/her employment being terminated automatically subject to the absolute discretion of the company.

3.	Remuneration
3.1.The	employee will be entitled to be paid as stated in the schedule using the method stated in the schedule, which shall also include details of any contractual bonus;
3.2.	In the event that the employee has a bonus or commission element to his/her remuneration based on achieving reasonable targets, the company reserves the right to change such targets in its absolute discretion;
3.3.	In the event that the parties vary this entitlement, such variations shall be made in writing.
3.4.	Any extra non contractual payment or benefits not stated in this contract or otherwise in writing but provided by the company to the employee shall be at the absolute discretion of the company. The company shall be entitled either to not repeat such payments or to cease providing any such payments in the future or to pay smaller sums or provide such lesser benefits at it sees fit;
3.5.	The employee agrees to keep his/her pay and benefits confidential, particularly from work colleagues, other than director to discuss it with employee or his spouse or as required by law;
3.6.The	employee’s pay and benefits may be reviewed by the company from time to time, entirely at its own discretion, and the company reserves the right not to increase such pay and benefits following review.

4.	Your working Location will be «Bournemouth, United Kingdom», however the Company reserves the right, with appropriate consultation with you, to change your base should the needs of the Company require this.

5.	You will be subject to the terms and conditions as agreed and amended from time to time by the company as outlined in its policies, procedures, and other relevant documents.

6.	You are obliged to give the Company two months’ notice to terminate your contract of employment. The Company may terminate the agreement immediately in an event that the employee commits any material breach of the terms of this agreement, or is guilty of gross misconduct.

7.	This post is subject to the completion of a 3 month probationary period. At the end of this period if your performance is of a satisfactory standard your appointment will be made permanent. During this period.

8.	Should the need for disciplinary action be deemed necessary, this will be taken in accordance with the Company Policy and Procedure on Disciplinary Action. You have a right of appeal against this as outlined in the Procedure.

9.	If you have a grievance in relation to your employment, then you should follow the procedure outlined in the Company Grievance Policy and Procedure. You should initially discuss any grievance with the board.

10.	You are required to report any sickness absence as soon as is practicably possible to the human resource, and provide certification of sickness in line with Company policy.

11.	In the course of your employment you may have access to confidential material both in paper and electronic form. On no account should this information be divulged to any unauthorised person. Breaches of confidentiality will be dealt with through the Company Policy and Procedure on Disciplinary Action.

12.	The Company has a strict anti-bribery and corruption policy in line with the Bribery Act (2010). If you bribe (or attempt to bribe) another person, intending either to obtain or retain business for the company, or to obtain or retain an advantage in the conduct of the company's business this will be considered gross misconduct. Similarly accepting or allowing another person to accept a bribe will be considered gross misconduct. In these circumstances you will be subject to formal investigation under the Company’s disciplinary procedures, and disciplinary action up to and including dismissal may be applied.

13.	Pension

13.1.	The employee shall be entitled to have access to a stakeholder pension scheme after the first three months of continuous employment by the company;
13.2.	If the company is required by law to make a contribution to the employee’s stakeholder pension scheme; it shall make the statutory contribution.

14.	Holidays

14.1.	The employee is entitled to the paid holiday, which is at his/her basic contractual salaried rate unless stated otherwise, pro rata depending on the time accrued in each holiday year and weather the employee has attended work throughout the holiday year or as stated in this contract;
14.2.	The company reserves the right to require the employee to take holiday a particular times of the year, in particular during the Christmas shut down period and reserve the right generally to require the employee to take his/her holiday at times convenient to the company;
14.3.	The employee must abide by the holiday request procedure contained in the company hand book, in particular the requirement to give 20 days’ clear notice, subject to the company’s absolute discretion to allow lesser notice;
14.4.	Any holiday not taken within the holiday year shall be forfeited;
14.5.	The employee shall not accrue any holiday during any period of absence, subject to the discretion of the company to give such holiday.

The Schedule

The employee’s name: Joseph Onyero

Role:

1.	Title: Chief Executive Officer
2.	The position is full time and permanent.

The date on which this agreement is signed:

The date of the start of continuous employment: 1st July 2014

The date from which this agreement takes effect if different from the above dates:

The employee’s Annual salary is £36,000.

This salary is payable monthly in arrears on every 3rd of each month, following the month for which salary is due, by bank transfer. Please allow 3 working days for transfer to be completed.

Holiday entitlement

28 days per year which include the following public holidays pro rata at the normal basic contractual rate: New Year’s Day, Good Friday, and Easter.

Holiday Year
(From 13th May 2015 through to 31st of March 2016 =28 Days)

The company daily opening working hours:

Start work at: 8:00

To finish work at: 17:00

If you are in agreement with the above terms and conditions please sign both copies of this statement, retain one and return the other to the company.

Yours sincerely

Bebuzee Ltd

FORM OF ACCEPTANCE: I accept this appointment on the terms and conditions stated above, and agree to the following:

Restrictive Covenant
on leaving the company, I agree not to undertake provision of the same services / products as supplied by the Company either from my own business, or the employment of a competitor to the Company, for a period of two years, unless this is specifically agreed by the Company. The Company will only enforce that which is reasonable to protect its business.

SIGNATURE_/s/ Joe Onyero

DATE 10/06/2014